Exhibit 99.1

Heska Corporation
Jon Aagaard
Investor Relations
970.619.3033
investorrelations@heska.com

Heska Corporation Reports Second Quarter 2020 Results
Record Quarterly Revenues Up 62.4% to $45.7 Million
Reaffirms 2020 Consolidated Revenues and Other Key Targets
LOVELAND, CO, August 4, 2020 -- Heska Corporation (NASDAQ: HSKA; “Heska” or “Company”), a leading provider of advanced veterinary diagnostic and specialty products, reported financial results in two segments (North America and International) for its second quarter ended June 30, 2020. The Company forecast provided in the May 7, 2020 release is referred to as "2020 Combined Outlook". As a result of the Company's reporting segments structure change outlined in this release, the Company is providing a recast of 2020 Combined Outlook full year guidance ("2020 Recast Outlook"). Point of Care is "POC" and scil animal care company GmbH is "scil" in this release.
Second Quarter 2020 and Year Over Year ("YOY") Metrics
$ in millions except Earnings Per Share ("EPS")

	Q2 ($)	Q2 (%) YOY
Consolidated Revenue	$45.7	62.4%
North America Revenue	$29.0	9.8%
International Revenue	$16.7	[1]

	Q2 (%)	Q2 YOY bps[2]
Consolidated Gross Margin	39.1%	-500

	Q2	Q2 (%) YOY
Net loss attributable to Heska	$(6.4)	[1]
Adjusted EBITDA Margin[3]	9.1%	2.7%
EPS, Diluted	$(0.72)	[1]
Non-GAAP EPS, Diluted[3]	$0.00	(100.0)%
1 Comparable percentage variances are not meaningful. 2 "bps" is basis points. 3 See “Use of Non-GAAP Financial Measures” and related reconciliations provided below.
Second Quarter 2020 Highlights
•Revenue benefited by growth in Heska Point of Care Lab Consumables and the recently completed scil acquisition.
•As anticipated, consolidated gross margin was impacted by acquired lower scil margin. Year over year, North America quarterly sales rose 9.8% at a steady 44.0% gross margin and International sales and gross margin met the Company's targets.

•Net loss and diluted EPS impacted by one-time transaction and restructuring costs of the acquisition of scil. Non-GAAP diluted EPS impacted by cash interest charge in the current period.
•Heska subscriber retention continues to be strong and in-line with Company targets.
•Contract Subscriptions Value ("CSV") rose 17% in the period to record levels in the United States.
•Research, development, and commercial launch of key projects progressed in-line with previously stated timelines.

Kevin Wilson, Heska’s Chief Executive Officer and President, commented, “Heska is healthier and more strongly positioned today than when we began the year. Despite COVID-19 challenges, the overall animal health space reconfirmed its decades-long resiliency and Heska again continued its upward trajectory within this healthy industry. Heska reported record second quarter revenue driven by growth in our core POC Lab Consumables and from our April 1, 2020 scil acquisition. Integration of our recent international acquisitions are on track and we remain confident in our ability to meaningfully grow and improve these businesses. We continue to believe we will achieve our goals for the full year in 2020, and we are strongly optimistic we will achieve our goals for the second half of our (2018-2023) strategic plan. End user demand has returned to near-normal levels in both of our segments and we have served this demand well in our remote workforce posture. Veterinary hospital businesses are healthy and they continue to grow their Heska utilization because they and pet families need, now more than ever, our critical service and great value. In the second quarter, we managed well through supply chain challenges and anticipate no major disruptions the second half. Our teams and their families continue to be healthy, our balance sheet is in great shape, and Heska's brand is stronger than ever. In any environment these are excellent results about which we should be pleased, but, in light of the worldwide challenges we all have faced this year, these results are cause for deep and humble thanksgiving for our good fortune during this very difficult time for so many.”
Mr. Wilson continued, "In 2018 we declared our (2018-2023) five year strategic plan to (1) double the geographies and customers we serve, (2) double the products and revenue lines we offer, and (3) grow our current core businesses. We have succeeded in doubling the geographies and customers we serve by organically expanding in Australia and acquiring leading businesses within the indispensable markets of Germany, France, Italy, and Spain. We are well on the way to doubling the products and revenues lines we offer as we roll out the most ambitious POC diagnostic products pipeline in the Company's (and perhaps the veterinary industry's) history. And we continue to make solid progress in growing our current businesses. We are executing the plan. Of course, there is a great deal of work to be done. Our competition votes “no” to our ambitions each day and their efforts against us are formidable. Adding to the challenge are several macro headwinds that will continue for the foreseeable future, including COVID-19 impacts, international trade-currency-tax uncertainties, geopolitical and U.S. election tensions, shifting competitive threats, and society-wide race and wealth friction. In spite of this, we believe in ourselves, in the decades-long resiliency of animal health, and in our strategic plan, which is focused, compelling, and achievable. With our plans resolutely in motion and largely on schedule, Heska accomplished a great deal in the first half of 2020 and we expect to do so again in the second half of the year and in this second half of our strategic plan,” concluded Mr. Wilson.
Second Quarter Financial Results
Change in Segment Reporting
During the second quarter of 2020, as a result of recent acquisitions, growth of our diagnostic product lines relative to our other products, and other factors, the Company modified its internal reporting structure to better align the way financial information is reported to and analyzed by executive leadership. Previously, the Company reported in two segments: Core Companion Animal ("CCA") and Other Vaccines and Pharmaceuticals ("OVP"). Prior to recent business development activity, the Company operated primarily in the United States. The acquisition of scil on April 1, 2020 created a significant presence for the Company outside of the United States. The Company will now report sales and cost of sales into two geographic segments:

•North America: consists of the United States, Canada and Mexico
•International: consists of all markets outside of the North America segment, currently comprised primarily of Australia, France, Germany, Italy, Malaysia, Spain and Switzerland

The Company's core strategic POC Lab and POC Imaging diagnostics products are included in both segments. The North America segment also includes the contract manufacturing sales of vaccines, pharmaceuticals and other products from our Diamond Animal Health facilities in Des Moines, Iowa. Changes in the segment structure affect only the manner in which the results of the Company’s reportable segments were previously reported and do not restate previously reported consolidated statements.

Revenue
North America Segment Revenue

	Q2 ($)	Q2 (%) YOY
North America Revenue	$29.0	9.8%
POC Lab Instruments & Other	$3.0	2.3%
POC Lab Consumables	$13.5	2.7%
POC Imaging	$4.1	(0.4)%
PVD[1]	$4.9	79.3%
OVP[2]	$3.5	0.7%
1 "PVD" is Pharmaceuticals, Vaccines and Diagnostic, and includes Tri-Heart® heartworm and Allercept® allergy testing and therapeutics.
2 "OVP" is former Other Vaccines and Pharmaceuticals segment contract manufacturing products.

International Segment Revenue

	Q2 ($)	Q2 (%) YOY
International Revenue	$16.7	[1]
POC Lab Instruments & Other	$2.2	[1]
POC Lab Consumables	$9.5	[1]
POC Imaging	$4.4	[1]
PVD[2]	$0.7	[1]
1 Comparative calculations are not meaningful as International segment is primarily related to the acquisitions of CVM Diagnostico Veternario S.L. and CVM Ecografia S.L. ("CVM") and scil subsequent to the second quarter of 2019.
2 "PVD" is Pharmaceuticals, Vaccines and Diagnostic, and includes allergy testing and therapeutics.
Note: Numbers may not foot due to rounding.
Operating Expenses
Total operating expenses in the second quarter of 2020 were $22.3 million, compared to $13.0 million in the second quarter of the prior year. The increase is driven primarily by the impact related to the consolidation of our acquisitions' operations of approximately $6.2 million, one-time acquisition costs of $2.7 million and an increase in stock-based compensation of $1.3 million.
Liquidity
We continue to demonstrate a strong liquidity position with cash of $79.2 million.
2020 Recast Outlook
In order to assist analysts and investors in understanding the Company's previously issued 2020 Combined Outlook in light of Heska's new segment presentation, the Company provides the below guidance recast.

2020 Recast Outlook
Consolidated Revenue	$175-$185 million
Adjusted EBITDA Margin[1]	4%-6%
Dollars in millions. All 2020 Combined Outlook and 2020 Recast Outlook are forward looking statements.
1 Excludes estimates for taxes, interest, depreciation and amortization, purchase accounting, acquisition and other one-time costs, and stock-based compensation. Heska is unable to provide a reconciliation of the non-GAAP guidance measure to the corresponding GAAP measure on a forward-looking basis without unreasonable effort due to the high variability and low visibility of most of the excluded items. Material changes to any one of these items could have a significant impact on future GAAP results. Heska believes the non-GAAP presentation is more in-line with future ongoing operating performance.

•Heska reaffirms the 2020 Combined Outlook for consolidated revenue ($175-$185 million), POC Lab revenue ($105-$115 million), global POC Imaging revenue ($25-$35 million), former OVP segment revenue ($15-$16 million), which is now included in our North America segment, and Adjusted EBITDA margin (4%-6%).
•Consistent with revenue proportions we experienced in the second quarter of 2020, we anticipate approximately 60%-65% of full year revenue to come from the North America segment.
•2020 Combined Outlook POC Lab Consumables 12%-17% growth was based on the stand-alone business of Heska, including Australia, Spain, and France as of March 31, 2020, but excluding the scil acquisition of April 1, 2020. On a comparable basis, including COVID-19 pressure from our prior lowered estimate for fewer new installed POC Lab Instruments due to travel and hospital access restrictions, Heska now expects approximately 12% growth. As part of the segment recast, the portion of the prior 2020 Combined Outlook for POC Lab Consumables growth derived outside of North America (≈ 4 percentage points) now reports in the International segment. As a result, the 2020 Recast Outlook for North America POC Lab Consumables is for growth of approximately 8%.
2020 Investor and Analyst Day and Multi-Year Outlook
The Company plans to host an Analyst and Investor Day on November 12, 2020 in New York City and/or virtually, pending evaluation of the then-current COVID-19 situation, to discuss the Company’s growth strategy, consolidated performance including its recent major acquisitions, Element UF® demonstration, and multi-year outlook. Details surrounding the event will be forthcoming.
Investor Conference Call
Management will conduct a conference call on August 4, 2020 at 9 a.m. MT (11 a.m. ET) to discuss the second quarter 2020 financial results. To participate, dial 1-866-548-4713 (US) or 1-323-794-2093 (international) and reference conference call access number 7624830. The conference call will also be broadcast live over the Internet at www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register and download and install any necessary audio software. Telephone replays of the conference call will be available for playback until August 18, 2020. The telephone replay may be accessed by dialing 1-844-512-2921 (US) or 1-412-317-6671 (international). The replay access number is 7624830.  The webcast will also be archived on www.heska.com for 90 days.

About Heska
Heska Corporation (NASDAQ: HSKA) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products through its two business segments: North America and International. Both segments include Point of Care Lab testing instruments and consumables, digital imaging products, software and services, data services, allergy testing and immunotherapy, and single-use offerings such as in-clinic diagnostic tests and heartworm preventive products. The North America segment also includes private label vaccine and pharmaceutical production under third-party agreements and channels, primarily for herd animal health.

Forward-Looking Statements
This document contains forward-looking information related to the Company. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. All of the statements in this document, other than historical facts, are forward-looking statements and are based on a number of assumptions that could ultimately prove inaccurate and cause actual results to materially deviate from forward-looking statements. Forward-looking statements in this document include, among other things, statements with respect to Heska's future financial and operating results, future sales, sales split percentages, sales geography percentages, market share, and strategic goals, the anticipated benefits of the scil acquisition; anticipated investments and growth; and the number of customers that the Company will be able to acquire and retain. Such statements are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to, risks and uncertainties related to the ability to achieve the anticipated benefits of the scil acquisition; supplier availability, competing suppliers, any product’s ability to perform and be recognized as anticipated, in particular when such product is under development; Heska’s ability to sell and market its products in an economically sustainable fashion, including related to varying customs, cultures, languages and sales cycles and uncertainties with foreign political and economic climates; the Company’s ability to integrate the acquired scil business within its existing operations; and new product development and release schedules.

Other factors that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements include, among others, risks and uncertainties related to: the impact of the COVID-19 pandemic on consumer demand, our global supply chain and our financial and operational results; the success of third parties in marketing our products; outside business interests of our Chief Executive Officer, our reliance on third party suppliers and collaborative partners; our dependence on key personnel; our dependence upon a number of significant customers; competitive conditions in our industry; our ability to market and sell our products successfully; expansion of our international operations; the impact of regulation on our business; the success of our acquisitions and other strategic development opportunities; our ability to develop, commercialize and gain market acceptance of our products; cybersecurity incidents and related disruptions and our ability to protect our stakeholders’ privacy; product returns or liabilities; volatility of our stock price; our ability to service our convertible notes and comply with their terms. Such factors are set forth under “Risk Factors” in the Company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q.

Use of Non-GAAP Financial Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also present second quarter 2020 and 2019 EBITDA (net income before income taxes, interest, depreciation and amortization), and Adjusted EBITDA, Adjusted EBITDA Margin, Non-GAAP earnings per share and adjusted effective tax rate, excluding acquisition and other one-time charges, which are non-GAAP measures. These measures should be viewed as a supplement to (not substitute for) our results of operations presented under U.S. GAAP. The non-GAAP financial measures presented may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner. A reconciliation of non-GAAP financial measures and most directly comparable GAAP financial measures is included in this release. Our management has included these measures to assist in comparing performance from period to period on a consistent basis.

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue, net	$45,712	$28,146	$76,366	$57,657
Cost of revenue	27,847	15,734	45,053	32,702
Gross profit	17,865	12,412	31,313	24,955

Operating expenses:
Selling and marketing	9,583	6,715	16,963	13,748
Research and development	1,696	2,239	3,824	3,605
General and administrative	11,040	4,024	19,599	8,243
Total operating expenses	22,319	12,978	40,386	25,596
Operating loss	(4,454)	(566)	(9,073)	(641)
Interest and other expense, net	2,145	21	4,343	5
Loss before income taxes and equity in losses of unconsolidated affiliates	(6,599)	(587)	(13,416)	(646)
Income tax (benefit) expense:
Current income tax expense	31	28	56	72
Deferred income tax benefit	(243)	(454)	(1,776)	(1,508)
Total income tax benefit	(212)	(426)	(1,720)	(1,436)

Net (loss) income before equity in losses of unconsolidated affiliates	(6,387)	(161)	(11,696)	790
Equity in losses of unconsolidated affiliates	(87)	(127)	(217)	(308)
Net (loss) income after equity in losses of unconsolidated affiliates	(6,474)	(288)	(11,913)	482
Net loss attributable to redeemable non-controlling interest	(117)	(47)	(268)	(91)
Net (loss) income attributable to Heska Corporation	$(6,357)	$(241)	$(11,645)	$573

Basic (loss) earnings per share attributable to Heska Corporation	$(0.72)	$(0.03)	$(1.43)	$0.08
Diluted (loss) earnings per share attributable to Heska Corporation	$(0.72)	$(0.03)	$(1.43)	$0.07

Weighted average outstanding shares used to compute basic (loss) earnings per share attributable to Heska Corporation	8,776	7,486	8,165	7,463
Weighted average outstanding shares used to compute diluted (loss) earnings per share attributable to Heska Corporation	8,776	7,486	8,165	7,956

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2020	2019

ASSETS

Current Assets:
Cash and cash equivalents	$79,189	$89,030
Accounts receivable, net of allowance for doubtful accounts of $696 and $186, respectively	26,312	15,161
Inventories	40,772	26,601
Net investment in leases, current, net of allowance for doubtful accounts of $93 and $105, respectively	4,565	3,856
Prepaid expenses	3,077	2,219
Other current assets	4,467	3,000
Total current assets	158,382	139,867

Property and equipment, net	33,873	15,469
Operating lease right-of-use assets	5,988	5,726
Goodwill	84,741	36,204
Other intangible assets, net	54,782	11,472
Deferred tax asset, net	8,205	6,429
Net investment in leases, non-current	15,307	14,307
Investments in unconsolidated affiliates	7,265	7,424
Other non-current assets	8,356	7,526
Total assets	$376,899	$244,424

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$11,891	$6,600
Accrued liabilities	13,211	6,345
Accrued purchase consideration payable	—	14,579
Operating lease liabilities, current	2,108	1,745
Deferred revenue, current, and other	5,644	2,930
Total current liabilities	32,854	32,199

Convertible notes, non-current, net	$48,396	$45,348
Deferred revenue, non-current	5,204	5,966
Other long-term borrowings	507	1,121
Related party loan	1,134	—
Operating lease liabilities, non-current	4,341	4,413
Deferred tax liability	14,071	691
Other liabilities	434	152
Total liabilities	106,941	89,890

Redeemable non-controlling interest and mezzanine equity	(89)	170

Total stockholders' equity	270,047	154,364
Total liabilities, mezzanine equity and stockholders' equity	$376,899	$244,424

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA
($ in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (loss) income	$(6,387)	$(161)	$(11,696)	$790
Income tax benefit	(212)	(426)	(1,720)	(1,436)
Interest expense (income)	2,213	14	4,326	(1)
Depreciation and amortization	3,330	1,257	4,704	2,522
EBITDA	$(1,056)	$684	$(4,386)	$1,875
Acquisition-related and other one-time costs[1]	2,728	—	6,603	—
Stock-based compensation	2,444	1,194	2,797	2,380
Equity in losses of unconsolidated affiliate	(87)	(127)	(217)	(308)
Net loss attributable to non-controlling interest	117	47	268	91
Adjusted EBITDA	$4,146	$1,798	$5,065	$4,038
Adjusted EBITDA margin[2]	9.1%	6.4%	6.6%	7.0%

1 To exclude the effect of one-time charges of $2.7 million and $6.6 million for the three and six months ending June 30, 2020 incurred primarily as part of the acquisition of scil.

2Adjusted EBITDA margin is calculated as the ratio of adjusted EBITDA to revenue.

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME (LOSS) PER DILUTED SHARE
($ in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
GAAP net (loss) income attributable to Heska per diluted share	$(0.72)	$(0.03)	$(1.43)	$0.07
Acquisition-related and other one-time costs[1]	$0.29	$—	$0.81	$—
Amortization of acquired intangibles[2]	$0.18	$0.04	$0.25	$0.08
Purchase accounting adjustments related to inventory and fixed asset step-up3	$0.04	$—	$0.05	$—
Amortization of debt discount and issuance costs	$0.16	$—	$0.37	$—
Stock-based compensation	$0.26	$0.15	$0.34	$0.30
Loss on equity method investee transactions	$0.01	$0.02	$0.03	$0.04
Estimated income tax effect of above non-GAAP adjustments[4]	$(0.22)	$(0.08)	$(0.39)	$(0.28)
Non-GAAP net income per diluted share	$0.00	$0.10	$0.03	$0.21

Shares used in diluted per share calculations	9,269	7,951	8,165	7,956

1 To exclude the effect of one-time charges of $2.7 million and $6.6 million in the three and six months ending June 30, 2020 incurred primarily as part of the acquisition of scil.

2 To exclude the effect of amortization of acquired intangibles of $1.6 million and $2.1 million in the three and six months ended June 30, 2020, compared to $0.3 million and $0.6 million in the three and six months ended June 30, 2019. These costs were incurred as part of the purchase accounting adjustments for the acquisitions of scil, Optomed and CVM.

3 To exclude the effect of purchase accounting adjustments for inventory step up amortization of $0.2 million and depreciation related to the step-up of fixed assets of $0.2 million for the three and six months ended June 30, 2020.

4 Represents income tax expense utilizing an estimated effective tax rate that adjusts for non-GAAP measures including: acquisition-related and other one-time costs (excluding those costs which are not deductible for tax of $1.3 million and $4.0 million for the three and six months ended June 30, 2020, respectively), amortization of acquired intangibles, purchase accounting adjustments, amortization of debt discount and issuance costs, and stock-based compensation. This incorporates the discrete tax benefits related to stock-based compensation of $0.2 million and $0.5 million for the three and six months ended June 30, 2020, respectively, compared to $0.3 million and $1.4 million for the three and six months ended June 30, 2019, respectively. Adjusted effective tax rates are 25% for the three and six months ended June 30, 2020 and 24% for the three and six months ended June 20, 2019.